As Filed With the Securities and Exchange Commission on __________, 2002
                        Registration No. 333-________
                        Registration No. 333-________-01

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         National Penn Bancshares, Inc.
                              NPB Capital Trust II
           (Exact name of registrants as specified in their charters)

          Pennsylvania                                   23-2215075
            Delaware                                    Applied For
  (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                    Identification No.)
                            _________________________

                        Philadelphia and Reading Avenues
                               Boyertown, PA 19512
                                 (610) 369-6291
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive offices)

                                Wayne R. Weidner
                 Chairman, President and Chief Executive Officer
                        Philadelphia and Reading Avenues
                               Boyertown, PA 19512
                                 (610) 369-6291
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            _________________________

                                 With copies to:
   H. Anderson Ellsworth, Esq.                       Stephen T. Burdumy, Esq.
   Jay W. Waldman, Esq.                              Drinker Biddle & Reath LLP
   Ellsworth, Carlton, Mixell & Waldman, P.C.        One Logan Square
   1105 Berkshire Boulevard, Suite 320               18th & Cherry Streets
   Wyomissing, PA 19610                              Philadelphia, PA 19103

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            _________________________

                                 CALCULATION OF REGISTRATION FEE

================================================================================================
                                                    Proposed        Proposed
                                   Amount to         maximum         maximum        Amount of
Title of each class of                be            offering        aggregate      registration
securities to                     registered          price         offering           fee
be registered                        (1)             per unit        price             (2)
________________________________________________________________________________________________
__% Cumulative Trust Preferred
Securities of NPB Capital
Trust II                          2,530,000          $25.00       $63,250,000       $5,819.00
_______________________________________________________________________________________________

__% Subordinated Debentures
due September 30, 2032 of
National Penn Bancshares, Inc.
(3) (4)                                  --              --                --              --
_______________________________________________________________________________________________

Guarantee of National Penn
Bancshares, Inc., of certain
obligations with respect to the
Preferred Securities  (3) (5)            --              --                --              --

================================================================================================

(1) Includes 330,000 __% Cumulative Trust Preferred Securities which may be sold by NPB Capital
Trust II to cover over-allotments, if any.

(2) The registration fee is calculated in accordance with Rule 457(a), (i) and (n).

(3) This Registration Statement is deemed to cover the ___% Subordinated Debentures due September
30, 2032 of National Penn Bancshares, Inc.; the rights of holders of the ___% Subordinated
Debentures of National Penn Bancshares, Inc. under the Indenture; and the rights of holders of the __% Cumulative Trust Preferred Securities under the Amended and Restated Trust Agreement and the Preferred Securities Guarantee Agreement.

(4) The __% Subordinated Debentures due September 30, 2032 will be purchased by NPB Capital Trust
II with the proceeds of the sale of the __% Cumulative Trust Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the __%
Cumulative Trust Preferred Securities of NPB Capital Trust II upon its dissolution and the distribution of its assets.

(5) This Registration Statement is deemed to cover the Guarantee. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is payable.

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

      The prospectus contained in this Registration Statement will be used in connection with the offering of the following securities: (1) ___% Cumulative Trust Preferred Securities of NPB Capital Trust II; (2) ___% Subordinated Debentures of National Penn Bancshares, Inc.; and (3) a Guarantee of National Penn Bancshares, Inc., of certain obligations under the Cumulative Preferred Securities.

                  SUBJECT TO COMPLETION, DATED AUGUST ___, 2002

PROSPECTUS
                                   $55,000,000

                      [National Penn Bancshares, Inc. Logo]

               2,200,000 __% Cumulative Trust Preferred Securities
                              NPB Capital Trust II
                 (Liquidation Amount $25 per Preferred Security)
                Fully, irrevocably and unconditionally guaranteed
                on a subordinated basis, as described herein, by

                         NATIONAL PENN BANCSHARES, INC.
                            ________________________

         NPB Capital Trust II will sell to the public $55,000,000 in aggregate liquidation amount of its __% Cumulative Trust Preferred Securities. NPB Capital Trust II will use the proceeds to buy subordinated debentures due September 30, 2032 of National Penn Bancshares, Inc., and will distribute the cash payments it receives on the subordinated debentures to the holders of the preferred securities.

         The preferred securities and the subordinated debentures are not deposits or obligations of, or otherwise guaranteed by, any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         We have applied to have the preferred securities designated for inclusion in the Nasdaq National Market under the symbol "NPBCO." Trading is expected to commence on or prior to delivery of the preferred securities.

                            ________________________

         INVESTING IN THE PREFERRED SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE __ OF THIS PROSPECTUS.


                                                                              Underwriting               Proceeds to
                                                     Price to                Discounts and               NPB Capital
                                                      Public                 Commissions(1)              Trust II(1)
                                                  ---------------            -------------               -----------
Per preferred security..................             $25.00                   $_________                   $25.00
Total...................................          $55,000,000                 $_________                $55,000,000

(1) Because NPB Capital Trust II will use all the proceeds from the sale of its preferred securities to purchase debentures of National Penn Bancshares, Inc., National Penn Bancshares, Inc. will pay all underwriting discounts and commissions.


This is a firm commitment underwriting. The underwriters have been granted a 30-day option to purchase up to an additional 330,000 preferred securities on the same terms discussed above solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public and Proceeds to NPB Capital Trust II will be $63,250,000 and $63,250,000, respectively.

--------------------------------------------------------------------------------
         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Janney Montgomery Scott LLC                                         Advest, Inc.

                                AUGUST ___, 2002

                         [National Penn Bancshares LOGO]

               Community Offices of National Penn Bancshares, Inc.


                    [MAP OF NPB COMMUNITY OFFICES GOES HERE]









The following table shows the full-services branches that National Penn Bancshares, Inc. operates as of the date of this prospectus. As part of our unified branding campaign adopted in January 2002, all of our branches, with the exception of our Panasia Bank N.A. branches, operate under the name "National Penn Bank."

National Penn Bank
                                        Pennsylvania
                                        ------------

Community offices..............              58



Panasia Bank N.A.
                                        Pennsylvania     New Jersey     Virginia
                                        ------------     ----------     --------

Community offices..............               2               4             1

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, our financial statements and the other information that is incorporated by reference in this prospectus before making a decision to invest in the preferred securities. The words "we," "our" and "us" refer to National Penn Bancshares, Inc. and its direct and indirect subsidiaries unless we indicate otherwise. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional preferred securities to cover over-allotments.

                         National Penn Bancshares, Inc.

Overview

         National Penn Bancshares, Inc. is a Pennsylvania business corporation and a registered bank holding company headquartered in Boyertown, Pennsylvania. We conduct our business principally through our two banking subsidiaries:
National Penn Bank, headquartered in Boyertown, Pennsylvania, and Panasia Bank N.A., headquartered in Fort Lee, New Jersey.

         o National Penn Bank is one of the largest commercial banks headquartered in southeastern Pennsylvania. It operates 58 community-banking offices throughout nine counties in southeastern Pennsylvania. Panasia primarily serves this Asian-American segment and operates four community banking offices in northern New Jersey, two community banking offices in southeastern Pennsylvania and one community banking office in northern Virginia.

         o As of June 30, 2002, we had consolidated assets of approximately $2.79 billion, deposits of approximately $2.07 billion and shareholders' equity of approximately $208.83 million.

         o For the six months ended June 30, 2002, we reported record net income of approximately $17.80 million compared to net income for the six months ended June 30, 2001 of approximately $15.65 million, an increase of 13.76%.

         o As of June 30, 2002, we, together with our banking subsidiaries, National Penn Bank and Panasia Bank N.A., had a loan loss reserve of approximately $42.72 million, which represents 2.34% of total loans outstanding of approximately $1.83 billion.

         o At the end of 2001, we experienced our twenty-fourth consecutive year of increased earnings and increased dividends.

         o National Penn Bancshares, Inc. and our predecessor banks have paid cash dividends without interruption for more than 126 years.

Business Strategy

         We believe that as a result of consolidation in our market place, there is a strong need for super community banks to serve small and middle market customers. Our goal is to become a pre-eminent super community bank in our market place. We intend to accomplish this goal by combining the sophisticated products and fee-based services of a major regional bank with the personal attention, service and responsiveness of a community bank. We believe this strategy results in greater profitability than a typical community bank. The primary components of our business strategy are commercial banking, niche marketing, development of fee income, consumer banking and enhanced customer service.

                  Commercial Banking. Commercial banking has been our historic and ongoing business focus. Our business customers tend to be small to middle market customers with annual gross revenues generally between $1 million and $50 million who generally do not receive the attention of our larger, more nationally focused competitors. Many of these customers require us to have an acute understanding of their business in order for us to be able to customize solutions to their financial requirements. We believe that this helps to distinguish us from our competitors. We offer a wide range of products including short-term loans for seasonal and working capital purposes, term loans secured by real estate and other assets, loans for construction and expansion needs, revolving credit plans and other commercial loans. As of June 30, 2002, our commercial loan portfolio was $1.36 billion, which represents 74.40% of our total loans outstanding.

         Another important component of our commercial lending practice is our emphasis on small businesses and their unique needs. In order to serve small businesses better, National Penn Bank received the designation "Preferred Lender" by the U.S. Small Business Administration in December, 1999. Being a Preferred Lender authorizes us to underwrite and approve qualifying small business loans without the prior approval of the Small Business Administration. From January 1, 2002 through June 30, 2002, National Penn Bank has originated over $9.06 million of loans that have qualified for U.S. Small Business Administration guarantees. Panasia is currently working with the Small Business Administration to be designated as a "Certified Lender," the first step in gaining "Preferred Lender" status.

                  Niche Marketing. An important component of our business strategy is the development of business lines that give us higher margin opportunities. We are continually assessing the markets within which we operate in order to identify and seize upon opportunities where we believe a market segment is being under-served. Once identified, we focus on customizing solutions that are beneficial to the user and profitable to us. Panasia Bank N.A. is one example of this strategy whereby we recognized an excellent opportunity to provide banking and other financial services to Asian-American businesses and individuals. Panasia has grown at a rate of 23.33% annualized for the past half year, and now has assets of $187.82 million as of June 30, 2002.

                  A second example is the creation of our Manufacturing Group in December 1999. The Manufacturing Group is a unique lending group whose focus is on assisting manufacturing firms in solving industry-specific challenges. The Manufacturing Group is comprised of specialized teams of experienced bankers who have industry-specific training or experience and can offer an array of resources to time-challenged business owners through the Manufacturing Group's Solutions NetworkTM-a database of National Penn professionals and other selected third-party resource providers who assist with financial and non-financial business challenges. At June 30, 2002, the Manufacturing Group managed relationships with loans outstanding of approximately $91.60 million.

                  Another example is the recent addition of our International Banking Group. Through the International Group, we offer comprehensive trade finance products and services to assist our business customers that are importing, exporting or otherwise operating internationally. The International Banking Group has been in operation since June 2001.

                  Development of Fee Income. We have formed a number of specialized investment, insurance and lending subsidiaries to develop fee income and to serve specific markets. We provide trust and investment management services through Investors Trust Company, our non-bank trust company subsidiary. Investors Trust Company manages approximately $750 million for over 1,500 individual and corporate customers. We provide brokerage and insurance services through Penn Securities, Inc. We conduct mortgage banking activities through Penn 1st Financial Services, Inc. We also expect to begin offering commercial equipment leasing services through National Penn Leasing Company in the third quarter of 2002. For the year ended December 31, 2001, our efforts produced fee income of $34.17 million compared to $27.43 million for the year ended December 31, 2000. For the six months ended June 30, 2002, our efforts produced fee income of $18.96 million compared to $16.09 million as of June 30, 2001.

                  Consumer Banking. We offer a full range of deposit accounts, which include demand, NOW, money market, certificates of deposits and other checking and savings accounts. We also offer consumer loan products such as installment loans, home equity loans, residential mortgage loans, multi-family loans, educational loans and credit cards. In addition, we offer automated teller services through an inter-bank automated teller system, safe deposit and night depository facilities and internet banking services, including on-line bill paying. We also offer a range of services to high net worth individuals through our wealth management group, which combines our private banking group with the wealth management services of Investors Trust Company.

                  Enhanced Customer Service. Our business strategy is supported by a strong delivery system that places a great emphasis on customer service. We have segmented our market into divisions based primarily on geographic considerations. Each division is managed by a division president who reports to our chief delivery officer. Our chief delivery officer coordinates our sales and servicing efforts in order to efficiently serve our current customers and gain new customers. The purpose of this initiative is to better leverage our centralized marketing and servicing efforts, thereby increasing sales of the wide range of products and services that we offer. We believe that this cross-functional approach leads to more responsive service for our customers who, in turn, reward us with more of their total financial services needs.


                            _________________________


         The preferred securities and the subordinated debentures are not deposits or obligations of, or otherwise guaranteed by, any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

NPB Capital Trust II

         The trust is a newly created Delaware business trust. We created the trust to offer the preferred securities and to purchase the debentures. The trust has a term of 31 years, but may be dissolved earlier as provided in the trust agreement. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust.

         Our principal executive offices, as well as those of the trust, are located at Philadelphia and Reading Avenues, Boyertown, Pennsylvania 19512, and our telephone number is (610) 369-6291.

                                  The Offering

         The following summary contains basic information about the offering. This summary may not contain all of the information that is important to you. You should carefully read the entire prospectus for a more complete understanding of the offering.

The issuer..................................     NPB Capital Trust II

The guarantor...............................     National Penn Bancshares, Inc.

Securities being offered....................     2,200,000 preferred securities, which represent preferred undivided interests in the assets of the trust. Those assets will consist solely of the debentures and payments received on the debentures.

                                                 The trust will sell the preferred securities to the public for cash. The trust will use that cash to buy the debentures from us.

Offering price..............................     $25 per preferred security.

When the trust will pay
   distributions to you.....................     Your purchase of the preferred securities entitles you to receive cumulative cash distributions at a ____ % annual rate.
                                                 Distributions will accumulate from the date the trust issues the preferred securities and are to be paid quarterly on March 31, June
                                                 30, September 30 and December 31 of each year, beginning September
                                                 30, 2002. As long as the preferred securities are represented by a global security, the record date for distributions on the preferred securities will be the business day prior to the distribution date.
                                                 We may defer the payment of cash distributions, as described below.

When the trust must redeem the preferred
   securities...............................     The debentures will mature and the trust must redeem the preferred securities on September 30, 2032. We have the option, however, to redeem the preferred securities prior to the maturity date as described below, subject to any required regulatory approval.

Redemption of the preferred
   securities before September 30, 2032
   is possible..............................     The trust must redeem the preferred securities when the debentures are paid at maturity or upon any earlier redemption of the debentures. We may redeem all or part of the debentures at any time on or after September 30, 2007. In addition, we may redeem, at any time, all of the debentures if:

                                                 o   existing laws or regulations, or the interpretation or
                                                     application of these laws or regulations changes, causing the interest we pay on the debentures to no longer be deductible by us for federal income tax purposes;

                                                 o   existing laws or regulations, or the interpretation or
                                                     application of these laws or regulations changes, causing the trust to become subject to federal income tax or to other taxes or governmental charges;

                                                         6



                                                 o   existing laws or regulations, or the interpretation or
                                                     application of these laws or regulations changes, requiring the trust to register as an investment company; or

                                                 o   the capital adequacy guidelines of the applicable regulatory agencies, or their interpretation of such guidelines changes so that the capital requirements and the preferred securities no longer qualify as Tier 1 capital.

                                                 We may also redeem the debentures at any time, and from time to time, in an amount equal to the liquidation amount plus accrued and unpaid interest on any preferred securities we purchase, plus a proportionate amount of common securities, but only in exchange for a like amount of the preferred securities and common securities that we then own, which trust securities would then be redeemed by the trust. We may have to obtain regulatory approvals, including the approval of the Board of Governors of the Federal Reserve
                                                 System, before we redeem any debentures prior to maturity.

                                                 If your preferred securities are redeemed by the trust, you will receive the liquidation amount of $25 per preferred security, plus any accrued and unpaid distributions to the date of redemption.


We have the option to extend the interest
   payment period...........................     The trust will rely solely on payments made by us under the debentures to pay distributions on the preferred securities. As long as we are not in default under the indenture relating to the debentures, we may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond
                                                 September 30, 2032. If we defer interest payments on the
                                                 debentures:

                                                 o   the trust will also defer distributions on the preferred
                                                     securities;

                                                 o   the distributions you are entitled to will accumulate; and

                                                 o   these accumulated distributions will earn interest at an annual rate of ____%, compounded quarterly, until paid.

                                                 At the end of any deferral period, we will pay to the trust all accrued and unpaid interest under the debentures. The trust will then pay all accumulated and unpaid distributions to you. During an extension period, we are restricted from paying dividends or distributions on our capital stock or redeeming, repurchasing, acquiring or making liquidation payments with respect to our capital stock, except in certain circumstances.

You will still be taxed if distributions on the
   preferred securities are deferred........     If a deferral of payment occurs, you must recognize the amount of the deferred distributions as income for United States federal income tax purposes in advance of receiving the actual cash distributions, even if you are a cash-basis taxpayer.

                                                         7



Our full and unconditional guarantee
   of payment...............................     Our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities. Under the guarantee agreement, we guarantee that the trust will use its assets to pay the distributions on the preferred securities and the liquidation amount upon liquidation of the trust. However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. If we do not make payments on the debentures, the trust will not have sufficient funds to make payments on the preferred securities. In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the debentures.

We may distribute the debentures
   directly to you..........................     We may, at any time, dissolve the trust and distribute the debentures to you, subject to receipt of any required regulatory approval. If we distribute the debentures, we will use our best efforts to list them on a national securities exchange or
                                                 comparable automated quotation system.

How the securities will rank in right of
   payment..................................     Our obligations under the preferred securities, debentures and guarantee are unsecured and subordinated and will rank as follows with regard to right of payment:

                                                 o   the preferred securities will rank equally with the common securities of the trust. The trust will pay distributions on the preferred securities and the common securities pro rata.
                                                     However, if we default with respect to the debentures, then no distributions on the common securities of the trust or our common stock will be paid until all accumulated and unpaid distributions on the preferred securities have been paid;

                                                 o   our obligations under the debentures and the guarantee are unsecured and generally will rank junior in priority to our senior indebtedness to the extent and in the manner set forth in the indenture;

                                                 o   because we are a holding company, the debentures and the
                                                     guarantee will effectively be subordinated to all the claims of our subsidiaries' creditors, as well as existing and future liabilities of our subsidiaries.

Voting rights of the preferred securities...     Except in limited circumstances, holders of the preferred
                                                 securities will have no voting rights.

Proposed Nasdaq National Market symbol......     NPBCO.

You will not receive certificates...........     The preferred securities will be represented by a global security that will be deposited with and registered in the name of The
                                                 Depository Trust Company, New York, New York, or its nominee. As a result, you will not receive a certificate for the preferred securities, and your beneficial ownership interests will be recorded through the DTC book-entry system.

                                                         8



How the proceeds of this offering
   will be used.............................     The trust will invest the proceeds from the sale of the preferred securities in the debentures. We estimate that the net proceeds to us from the sale of the debentures to the trust, after deducting underwriting expenses and commissions, will be approximately $___
                                                 million. We expect to use the net proceeds from the sale of the debentures to retire our existing 9% junior subordinated debentures stated to mature on June 30, 2027, for general corporate purposes, including capital contributions to our banking subsidiaries to support their growth strategies, for working capital and for repurchases of our common stock. We may also use a portion of the net proceeds to fund future acquisitions, although we do not presently have any understandings with respect to any such future acquisitions. We may also use the net proceeds to make investments in shorter-term marketable securities. See "Use of Proceeds" on page __.


         Before purchasing the preferred securities being offered, you should carefully consider the "Risk Factors" beginning on page __.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table summarizes our selected consolidated financial information and other financial data. The selected balance sheet and income statement data relating to the years ended December 31, 2001, 2000, 1999, 1998, and 1997 are derived from our audited consolidated financial statements. The selected consolidated financial data at and for the six-month periods ended June 30, 2002 and 2001 are derived from unaudited consolidated financial statements. In our opinion, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of results at and for the six-month periods ended June 30, 2002 and 2001 have been included. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2001 and from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the six-month period ended June 30, 2002, are not necessarily indicative of results that may be expected for the full year ending December 31, 2002.


National Penn Bancshares, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA

                                                                    At or For the Six
                                                                  Months Ended June 30,
                                                                 -----------------------
                                                                   2002(6)      2001(6)
                                                                 ----------   ----------
                                                                  (Dollars in Thousands,
                                                              Except for Per Share Amounts)
Selected Consolidated Financial Condition Data:
 Total Assets                                                    $2,785,599   $2,596,959
Investment securities available-for-sale                            756,645      564,500
Loans receivable net:
      Real Estate (7)                                             1,388,747    1,395,046
      Consumer                                                       61,667       90,610
      Commercial                                                    377,661      340,438
Total loans receivable, net                                       1,785,355    1,786,681
Deposits                                                          2,074,239    1,963,190
Borrowings (1)                                                      474,240      145,110
 Shareholders' Equity                                            $  208,827   $  195,139

Selected Consolidated Operating Data, Key Financial
Ratios, and Other Data:

Selected Consolidated Operating Data:
       Total interest income                                     $   86,674   $   96,609
      Total interest expense                                         32,514       51,289
                                                                 ----------   ----------
      Net interest income                                            54,160       45,320
      Provision for loan losses                                       6,750        3,000
                                                                 ----------   ----------
      Net interest income after provision for loan losses            47,410       42,320
                                                                 ----------   ----------
      Noninterest income                                             18,713       16,120
      Noninterest expense                                            43,514       38,456
                                                                 ----------   ----------
      Income before income tax expense                               22,609       19,984
      Income tax expense                                              4,806        4,334
                                                                 ----------   ----------
       Net Income                                                $   17,803   $   15,650
                                                                 ==========   ==========

Basic Earnings Per Share (5)                                     $     0.90   $     0.78
Diluted Earnings Per Share (5)                                   $     0.89   $     0.77

Performance Ratios (3):
      Return on average assets                                         1.31%        1.21%
      Return on average equity                                        17.70%       16.60%
      Net interest rate spread                                         4.27%        3.47%
      Net interest rate margin                                         4.10%        4.58%
      Noninterest expense to average assets                            3.20%        2.95%
      General and administrative expenses to average assets (2)        3.20%        2.93%
      Net interest income to noninterest expense                       1.24 x       1.18 x
      Efficiency ratio                                                59.51%       62.62%

Asset Quality Ratios:
      Nonperforming loans to net loans receivable                      1.20%        1.23%
      Nonperforming assets to total assets                             0.98%        0.89%
      Allowance for loan losses to nonperforming loans               199.18%      179.93%
      Allowance for loan losses to net loans receivable                2.39%        2.21%

Capital Ratios:
      Average shareholders' equity to average assets                   7.39%        7.29%
      Total shareholders' equity to total assets                       7.50%        7.51%

Ratio of Earnings to Fixed Charges (4):
      Including interest on deposits                                   2.07 x       1.35 x
      Excluding interest on deposits                                   2.52 x       2.09 x

Other Data:
      Number of full service offices                                     64           64

                                                                                     At or For the Years
                                                                                      Ended December 31,
                                                                 --------------------------------------------------------------
                                                                   2001(6)      2000(6)      1999(6)      1998(6)      1997(6)
                                                                 ----------   ----------   ----------   ----------   ----------
                                                                       (Dollars in Thousands, Except for Per Share Amounts)
Selected Consolidated Financial Condition Data:
 Total Assets                                                    $2,727,482   $2,615,447   $2,351,968   $2,222,970   $1,892,678
Investment securities available-for-sale                            658,581      606,778      529,411      535,917      381,989
Loans receivable net:
      Real Estate (7)                                             1,415,273    1,401,504    1,316,648    1,228,182    1,157,804
      Consumer                                                       83,390       78,342       65,028       52,526       38,446
      Commercial                                                    357,706      319,074      275,815      236,193      191,754
Total loans receivable, net                                       1,814,162    1,759,887    1,622,140    1,485,346    1,356,965
Deposits                                                          2,076,795    1,909,591    1,683,850    1,558,745    1,424,252
Borrowings (1)                                                      428,430      493,772      210,989      162,921       86,188
 Shareholders' Equity                                            $  195,682   $  183,216   $  154,938   $  166,133   $  155,828

Selected Consolidated Operating Data, Key Financial
Ratios, and Other Data:

Selected Consolidated Operating Data:
       Total interest income                                     $  188,497   $  192,403   $  172,223   $  161,271   $  144,861
      Total interest expense                                         92,512      103,977       86,765       80,203       65,672
                                                                 ----------   ----------   ----------   ----------   ----------
      Net interest income                                            95,985       88,426       85,458       81,068       79,189
      Provision for loan losses                                       9,000        7,325        6,570        6,200        5,641
                                                                 ----------   ----------   ----------   ----------   ----------
      Net interest income after provision for loan losses            86,985       81,101       78,888       74,868       73,548
                                                                 ----------   ----------   ----------   ----------   ----------
      Noninterest income                                             34,502       27,659       24,037       19,406       14,045
      Noninterest expense                                            80,723       75,282       69,458       64,508       56,906
                                                                 ----------   ----------   ----------   ----------   ----------
      Income before income tax expense                               40,764       33,478       33,467       29,766       30,687
      Income tax expense                                              8,030        5,690        5,816        6,304        8,553
                                                                 ----------   ----------   ----------   ----------   ----------
       Net Income                                                $   32,734   $   27,788   $   27,651   $   23,462   $   22,134
                                                                 ==========   ==========   ==========   ==========   ==========

Basic Earnings Per Share (5)                                     $     1.64   $     1.40   $     1.39   $     1.17   $     1.10
Diluted Earnings Per Share (5)                                   $     1.62   $     1.39   $     1.37   $     1.15   $     1.08

Performance Ratios (3):
      Return on average assets                                         1.25%        1.13%        1.21%        1.14%        1.26%
      Return on average equity                                        16.80%       17.30%       17.20%       14.70%       15.00%
      Net interest rate spread                                         3.58%        3.53%        3.69%        3.81%        4.17%
      Net interest rate margin                                         4.20%        4.16%        4.29%        4.91%        4.47%
      Noninterest expense to average assets                            3.08%        3.06%        3.04%        3.13%        3.00%
      General and administrative expenses to average assets (2)        3.02%        3.02%        3.01%        3.10%        3.20%
      Net interest income to noninterest expense                       1.19 x       1.17 x       1.23 x       1.26 x       1.39 x
      Efficiency ratio                                                62.02%       64.98%       63.44%       65.43%       62.21%

Asset Quality Ratios:
      Nonperforming loans to net loans receivable                      1.53%        1.00%        1.03%        0.92%        0.89%
      Nonperforming assets to total assets                             1.06%        0.73%        0.75%        0.66%        0.68%
      Allowance for loan losses to nonperforming loans               151.92%      222.50%      210.89%      230.06%      240.50%
      Allowance for loan losses to net loans receivable                2.33%        2.22%        2.18%        2.12%        2.14%

Capital Ratios:
      Average shareholders' equity to average assets                   7.44%        6.53%        7.03%        7.76%        8.40%
      Total shareholders' equity to total assets                       7.17%        7.01%        6.59%        7.47%        8.23%

Ratio of Earnings to Fixed Charges (4):
      Including interest on deposits                                   1.39 x       1.29 x       1.34 x       1.35 x       1.37 x
      Excluding interest on deposits                                   2.19 x       1.77 x       1.88 x       2.05 x       1.97 x

Other Data:
      Number of full service offices                                     64           68           64           67           64

(1)  Borrowings includes securities sold under repurchase agreements and federal funds purchased, short-term borrowings, long term borrowings and trust preferred securities issued in 1997.
(2)  General and administrative expenses represent non-interest expense excluding amortization of intangible assets.
(3)  Amounts for the six months ended June 30, 2002 and 2001 were annualized for comparative purposes.
(4)  For purposes of computing the ratio of earnings to fixed charges, earnings represents net income before income taxes and fixed charges. Fixed charges include gross interest expense and net premises and equipment expense. We have no preferred stock outstanding.
(5)  Restated to reflect 3% stock dividend in 2001, 5% stock dividends in 2000 and 1999, a 5-for-4 stock split in 1998 and a
     4-for-3 stock split in 1997.
(6)  Effective January 1, 2002, National Penn Bancshares, Inc. adopted SFAS No. 142 which eliminated the amortization of goodwill. The following selected proforma operating data and selected pro forma key financial ratios are presented assuming that National Penn Bancshares, Inc. adopted SFAS No. 142 as of the beginning of each period.
(7)  Real estate includes residential mortgages, home equity loans, business purpose loans secured by real estate, and commercial real estate, construction, and land development loans.

                                     At or For the Six                               At or For the Years
                                    Months Ended June 30,                            Ended December 31,
                                    --------------------        --------------------------------------------------------------
                                     2002          2001          2001          2000          1999          1998          1997
                                    ------        ------        ------        ------        ------        ------        ------

Net income                          17,803        16,256        34,301        28,788        28,331        24,146        22,762
Basic earnings per share              0.90          0.81          1.72          1.45          1.42          1.21          1.13
Diluted earnings per share            0.89          0.80          1.70          1.44          1.40          1.19          1.11

Return on average assets              1.31%         1.26%         1.31%         1.17%         1.24%         1.17%         1.30%
Return on average equity             17.70%        17.24%        17.60%        17.92%        17.62%        15.13%        15.43%

                                  RISK FACTORS

         An investment in the preferred securities involves a number of risks. Some of these risks relate to the preferred securities and others relate to us and the financial services industry generally. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in the trust before you purchase the preferred securities offered by this prospectus.

         Because the trust will rely on the payments it receives on the debentures from us to fund all payments on the preferred securities, and because the trust may distribute the debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the debentures being issued by us as well as the preferred securities. Purchasers should carefully review the information in this prospectus about the preferred securities, the debentures and the guarantee.

Risks Related to an Investment in the Preferred Securities

If we do not make interest payments on the debentures, the trust will be unable to pay distributions and liquidation amounts. Our guarantee will not apply because the guarantee covers payments only if the trust has funds available.

         The trust will depend solely on our payments on the debentures to pay amounts due to you on the preferred securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

We are a bank holding company and must rely on dividends from our subsidiaries to make interest payments on the debentures.

         We are a bank holding company and our operations are conducted by our direct and indirect subsidiaries, each of which is a separate and distinct legal entity. Substantially all of our assets are held by our direct and indirect subsidiaries.

         Our ability to make payments on the debentures when due will depend primarily on dividends from our direct and indirect subsidiaries, including our banking subsidiaries, National Penn Bank and Panasia Bank N.A. Dividend payments or extensions of credit from our banking subsidiaries are subject to legal and regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various banking regulatory agencies. The ability of our banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. At June 30, 2002, approximately $34.64 million was available without the need for regulatory approval, for the payment of dividends to us from our banking subsidiaries. We cannot assure you that our direct and indirect subsidiaries will be able to pay dividends in the future or that we will be able to generate adequate cash flow to make interest payments on the debentures.

The debentures and the guarantee will rank lower than most future indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries' creditors.

         Our obligations under the debentures and the guarantee are unsecured and subordinated and will rank junior in priority of payment to all of our existing and any future senior indebtedness and to our existing subordinated indebtedness and are likely to rank junior in priority of payment to any future subordinated indebtedness. The issuance of the debentures and the preferred securities does not limit our ability or the ability of our subsidiaries to incur additional indebtedness, guarantees or other liabilities. At June 30, 2002, we had approximately $11.81 million of outstanding senior indebtedness and other than the existing 9% junior subordinated debentures stated to mature on June 30, 2027, we had no outstanding subordinated indebtedness.

         Because we are a bank holding company, the creditors of our subsidiaries, including depositors of National Penn Bank and Panasia Bank N.A., also will have priority over the beneficial owners of the preferred securities in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our direct and indirect subsidiaries, and you should look only to the assets, of National Penn Bancshares, Inc. for payments on the preferred securities and the debentures.

We may defer interest payments on the debentures for substantial periods, which could have adverse consequences for you.

         We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

         You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

         We do not currently intend to exercise our right to defer interest payments on the debentures, however, no assurance can be given that we will not exercise this right in the future. In the event of a deferral period, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

Regulators may prevent us from making distributions on the debentures in the event our regulatory capital, liquidity or financial performance deteriorates.

         We and our subsidiaries are subject to extensive federal and state law, regulation and supervision. Our regulators monitor our financial condition on a periodic basis and may impose limitations on our operations and business activities under various circumstances. Our regulators may require us to obtain their consent prior to paying dividends on our capital stock or interest on the debentures. If our regulators withhold their consent to our payment of interest on the debentures, we would exercise our right to defer interest payments on the debentures, and the trust would not have funds available to make distributions on the preferred securities during the deferral period. This action by our regulators may or may not be taken in conjunction with similar restrictions on the ability of our subsidiaries to pay dividends to us. See "--We are a bank holding company and must rely on dividends from our subsidiaries to make interest payments on the debentures." The commencement of a deferral period with respect to interest on the debentures and, accordingly, distributions on the preferred securities, would likely cause the market price of the preferred securities to decline. See "--We may defer interest payments on the debentures for substantial periods, which could have adverse consequences for you."

We have made only limited covenants in the indenture and the trust agreement, which may not protect your investment if we experience significant adverse changes in our financial condition or results of operations.

         The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the debentures or the preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. Neither the indenture nor the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness that is senior or equal in right of payment to the debentures. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

If we redeem the debentures before September 30, 2032, you may not be able to reinvest your principal at the same rate of return.

         Under the following circumstances, we may redeem the debentures before their stated maturity:

         o We may redeem the debentures, in whole or in part, at any time on or after September 30, 2007.

         o We may redeem the debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of the trust. These occurrences may include adverse tax, investment company or bank regulatory developments. See "Description of the Debentures--Redemption."

         You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities.

We can distribute the debentures to you, which may have adverse tax consequences for you and which may adversely affect the market value and liquidity of your investment.

         The trust may be dissolved at any time before maturity of the debentures on September 30, 2032. As a result, and subject to the terms of the trust agreement, the trustees may distribute the debentures to you. We cannot predict the market prices for the debentures that may be distributed in exchange for preferred securities upon liquidation of the trust. The preferred securities you own pending such distribution, or the debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the debentures. If the debentures are distributed by the trust, we will use our best efforts to list the debentures on the Nasdaq National Market. However, we may not be able to achieve that listing and a market for the debentures may not develop. You should carefully review all of the information contained in this prospectus regarding the debentures.

         Under current interpretations of United States federal income tax laws supporting classification of the trust as a grantor trust for tax purposes, a distribution of the debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of debentures upon the dissolution of the trust could be a taxable event to you.

You are subject to repayment risk because possible tax law changes could result in a redemption of the trust preferred securities.

         Future legislation may be enacted that could adversely affect our ability to deduct our interest payments on the debentures for federal income tax purposes, making redemption of the debentures likely and resulting in a redemption of the trust preferred securities.

         From time to time, Congress has proposed federal income tax law changes that would, among other things, generally deny interest deductions to a corporate issuer if the debt instrument has a term exceeding 15 years and if the debt instrument is not reflected as indebtedness on the issuer's consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the debt instrument had a term exceeding 20 years. These proposals were not enacted into law. Although it is impossible to predict whether future proposals of this nature will be introduced and enacted with application to already issued and outstanding securities, in the future we could be precluded from deducting interest on the debentures in this event. Enactment of this type of proposal might in turn give rise to a tax event as described under

"Description of the Preferred Securities--Redemption or Exchange--Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event" beginning on page __.

Trading characteristics of the preferred securities may create adverse tax consequences for you.

         The trust preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying debentures. If you dispose of your trust preferred securities between record dates for payments on the trust preferred securities, you may have adverse tax consequences. Under these circumstances, you will be required to include accrued but unpaid interest on the debentures allocable to the trust preferred securities through the date of disposition in your income as ordinary income if you use the accrual method of accounting or if this interest represents original issue discount.

         If interest on the debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss, which, subject to limited exceptions, cannot be applied to offset ordinary income for federal income tax purposes. See "Federal Income Tax Consequences" beginning on page __ for more information on possible adverse tax consequences to you.

There is no current public market for the preferred securities, and their market price may decline after you invest.

         There is currently no public market for the preferred securities. Although we have applied to have the preferred securities designated for inclusion in the Nasdaq National Market, there is no guarantee that an active or liquid trading market will develop for the preferred securities or that the quotation of the preferred securities will continue in the Nasdaq National Market. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.

         Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the preferred securities has been set at the liquidation amount of the preferred securities and may be greater than the market price following the offering.

         The market price for the preferred securities, or the debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the debentures.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

         You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as sole holder of the debentures against us. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

As a holder of preferred securities, you have limited voting rights, and we can amend the trust agreement to change the terms and conditions of the administration, operation and management of the trust without your consent.

Holders of preferred securities have limited voting rights. We can, without your consent, make certain amendments to the trust agreement. Your voting rights pertain primarily to certain amendments to the trust agreement and not to the administration, operation or management of the trust. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee. In certain circumstances, with the consent of the holders of a majority in the aggregate liquidation amount of the preferred securities, we may amend the trust agreement to ensure that the trust remains classified for federal income tax purposes as a grantor trust and to ensure that the trust retains its exemption from status as an "investment company" under the Investment Company Act of 1940, even if such amendment adversely affects your rights as a holder of preferred securities. For more information regarding limitation on your ability to control amendments to the trust agreement, see "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" beginning on page __.

Risks Related to an Investment in National Penn Bancshares, Inc.

If economic conditions in general or in our primary market areas in particular deteriorate, our results of operations and financial condition, as well as our ability to timely pay the debentures, could be adversely affected.

         Our financial results may be adversely affected by changes in prevailing economic conditions, including declines in real estate values, changes in interest rates that cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events.

         A large portion of the loans we originate and purchase are secured by property located in southeastern Pennsylvania or northern New Jersey, or are made to businesses that operate in those areas. As a result, the ability of those borrowers to repay their loans, and consequently our financial results, may be adversely affected by changes in the local economic conditions in those areas.

         We do not know how the events of September 11, 2001 in New York and Washington, D.C., or more recent terrorist activities and threats, will affect economic conditions in general or in our primary market areas. If those events and other related events cause either a decline in the economy in general or in our primary market areas in particular, then, for the reasons described in the previous paragraph, our results of operations and financial condition, as well as our ability to timely pay the principal of or interest on the debentures could be adversely affected. There can be no assurance that positive trends or developments discussed in this prospectus will continue or that negative trends or developments will not have significant downward effects on our results of operations or financial condition.

Our commercial loans, including commercial real estate loans, involve higher principal amounts than our consumer and residential mortgage loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers.

         If we increase our focus on commercial business banking, our exposure to credit risk would likely increase, which could result in a higher level of charge-offs and loan loss reserves. Commercial loans, including commercial real estate loans, typically involve higher loan principal amounts to a single borrower or group of related borrowers than consumer and first lien single-family residential loans, and the repayment of these commercial loans generally is dependent, in large part, on sufficient income from the operations of the borrowing entity or the properties securing the loans to cover operating expenses and debt service. Accordingly, repayment of these loans may be affected by factors outside the borrower's control, including adverse conditions in the real estate market or the economy or changes in government regulation. If the cash flow from the operations of the borrowing entity or the property securing the loan is reduced, the borrower's ability to repay the loan and the value of the security for the loan may be impaired. At June 30, 2002, commercial real estate loans totaled $665.41 million, or 36.40% of our total loan portfolio, and commercial business loans totaled $694.76 million, or 38.00% of our total loan portfolio.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

         Our loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant credit losses that could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the adequacy of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance would materially decrease our net income.

         In addition, federal regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a material adverse effect on our results of operations and financial condition.

Fluctuations in interest rates could reduce our profitability.

         A significant portion of our income is realized from the difference between the interest we earn on loans and investments and the interest we pay on deposits and borrowings. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this "gap" will work against us, and our earnings may be negatively affected.

         We are unable to predict fluctuations of market interest rates, which are affected by, among other factors, changes in the following:

         o   inflation rates;

         o   business activity levels;

         o   unemployment levels;

         o   money supply; and

         o   domestic and foreign financial markets.

Competition with other financial institutions could adversely affect our profitability.

         We face vigorous competition from banks and other financial institutions, including other commercial banks, savings and loan associations, finance companies, credit unions, trust companies, mortgage companies, money market mutual funds, insurance companies and brokerage and investment banking firms, operating both locally and elsewhere. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services. This competition may reduce or limit our margins on banking services, reduce our market share or adversely affect our results of operations and financial condition. Some of the financial institutions with which we compete are not subject to the same degree of regulation that is imposed on bank holding companies, such as National Penn Bancshares, Inc., or on national banks chartered under the National Bank Act, such as National Penn Bank and Panasia Bank N.A. As a result, these competitors may have certain advantages over us in accessing funding and in providing various services. Our profitability depends upon our ability to compete in our primary market area.

Our ability to compete in our market area is dependent on our ability to anticipate and implement technological changes in our industry.

         The market for financial services, including banking services, continues to be increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking, telebanking, debit cards and smart cards. Our ability to compete successfully in our markets may depend on our ability to exploit these and other technological changes. In addition, competitors with greater resources may be better able to anticipate, implement or utilize technological advancements. There can be no assurance that the development of these or any other new technologies, or our success or failure in anticipating or responding to such developments, will materially affect our business, financial condition and operating results.

We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

         We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on us and our operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by commercial banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory power may have a negative impact on our results of operations and financial condition.



                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We make certain forward-looking statements in this prospectus that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. These forward-looking statements relate to our:

         o   Financial condition.

         o   Results of operations.

         o   Asset quality.

         o Product, geographical and other business expansion plans and activities.

         o   Investments in new subsidiaries and other companies.

         o   Capital expenditures, including investments in technology.

         o Pending or completed mergers with or acquisitions of financial or non-financial companies or their assets, loans, deposits and branches, and the revenue enhancements, cost savings and other benefits anticipated in those transactions.

         o   Other matters.

     Many of these statements can be identified by looking for words such as "believes," "expects," "anticipates," "estimates," "projects" and similar words and expressions.

     These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include, among other things, the following possibilities:

         o Our unified branding campaign and other marketing initiatives may be less effective than expected in building name recognition and greater customer awareness of our products and services.

         o Expansion of our products and services offerings may meet with more effective competitive resistance from others already offering such products and services than expected.

         o New product development by new and existing competitors may be more effective, and take place more quickly, than expected.

         o Competitors with substantially greater resources may enter product market niches currently served by us.

         o Geographical expansion may be more difficult, and take longer than expected, and business development in newly entered geographical areas may be more difficult, and take longer, than expected.

         o Competitive pressures may increase significantly and have an adverse effect on pricing, spending, third-party relationships and revenues.

         o We may be less effective in cross-selling our various products and services, and in utilizing alternative delivery systems such as the Internet, than expected.

         o Projected business increases following new product development, geographical expansion, and productivity and investment initiatives, may be lower than expected, and recovery of associated costs may take longer than expected.

         o Start-up costs of new subsidiaries may be greater, and revenue ramp-up of such subsidiaries may take longer, than expected.

         o Increasing interest rates may increase funding costs and reduce interest margins, and may adversely affect business volumes, including mortgage origination levels.

         o General economic or business conditions, either nationally or in the regions in which we will be doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit including the resultant effect on our loan portfolio and allowance for loan losses.

         o Expected synergies and cost savings from mergers and other acquisitions, including reductions in interest and non-interest expense, may not be fully realized or realized as quickly as expected.

         o Revenues and loan growth following mergers and other acquisitions may be lower than expected.

         o Loan losses, deposit attrition, operating costs, customer and key employee losses, and business disruption following mergers and other acquisitions may be greater than expected.

         o Business opportunities and strategies potentially available to us, after mergers and other acquisitions, may not be successfully or fully acted upon.

         o Costs, difficulties or delays related to the integration of businesses of acquired companies with our business may be greater or take longer than expected.

         o Technological changes may be harder to make or more expensive than expected or present unanticipated operational issues.

         o Legislative or regulatory changes, or changes adopted by the Financial Accounting Standards Board, in accounting principles, rules and practices may adversely affect our business.

         o Other legislative or regulatory changes may adversely affect our business, including changes in customer privacy and data protection requirements.

         o Market volatility may continue in the securities markets, with an adverse effect on our securities and asset management activities.

         o We may be unable to successfully manage the foregoing and other risks.

         Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these uncertainties and others in the sections of this prospectus named "Risk Factors" beginning on page __. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                                 USE OF PROCEEDS

         The trust will invest all of the proceeds from the sale of the trust securities in the debentures. We anticipate that the net proceeds from the sale of the debentures will be approximately $__ million after deduction of offering expenses, estimated to be $___________ and underwriting commissions. If the underwriters exercise the over-allotment option in full, we anticipate that the net proceeds from the sale of the debentures will be approximately $____ million after deduction of offering expenses and underwriting commissions.

         We expect to use a substantial portion of the net proceeds from the sale of the debentures to retire our existing 9% junior subordinated debentures, which are stated to mature on June 30, 2027. Our existing junior subordinated debentures are held by NPB Capital Trust, a Delaware statutory business trust created on May 2, 1997. As required by the terms of NPB Capital Trust's 9% trust preferred securities which are stated to mature on June 30, 2027, NPB Capital Trust will use the proceeds from the redemption of our 9% junior subordinated debentures to redeem its 9% trust preferred securities. We expect to use the remainder of the net proceeds from the sale of the debentures for general corporate purposes, including capital contributions to our banking subsidiaries to support their growth strategies, for working capital and for repurchases of our common stock. We may also use a portion of the net proceeds to fund future acquisitions, although we do not presently have any understandings with respect to any such future acquisitions. We may also use the net proceeds to make investments in shorter-term marketable securities.

                               RECENT DEVELOPMENTS

         The following is a summary of management's discussion and analysis of our results for the second quarter and the first six months of 2002. This information is qualified in its entirety by our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, which is incorporated by reference in this prospectus.

         Summary of Operations. Net income for the quarter ended June 30, 2002 was $9.04 million, 11.88% more than the $8.08 million reported for the same period in 2001. On a per diluted share basis, net income was $.45 for the quarter ended June 30, 2002, compared to $.40 for the quarter ended June 30, 2001, a 12.50% increase. Net income for the six months ended June 30, 2002 was $17.80 million, 13.76% more than the $15.65 million reported for the same period in 2001. On a per diluted share basis, net income was $.89 for the six months ended June 30, 2002, compared to $.77 for the first six months of 2001, a 15.58% increase. Annualized return on assets and return on average equity were 1.31% and 17.70% for the first six months of 2002. Our earnings in 2002 benefited from a change in accounting principles generally accepted in the United States of America that eliminated the amortization of goodwill beginning in 2002. The effect on the six month earnings was approximately $600,000 net of tax or $.03 per diluted share. Our performance, particularly in relation to our loan portfolio, has been and will continue to be influenced in part by the strength of the economy and conditions in the commercial real estate market.

         Net interest income increased $4.26 million or 18.44% to $27.38 million during the second quarter of 2002 from $23.12 million in second quarter 2001. For the first six months of 2002, net interest income was $54.16 million, a 19.51% increase over net interest income of $45.32 million in the first six months of 2001. The increase in net interest income in 2002 is the result of significant decreases in interest rates when compared to the same periods in 2001. While interest income in second quarter 2002 decreased $4.39 million or 9.22% compared to the prior year's second quarter, interest expense in second quarter 2002 decreased $8.65 million or 35.34% compared to the prior year's second quarter. Interest income in the first six months of 2002 decreased $9.94 million or 10.28% compared to the prior year's first six months, while interest expense in the first six months of 2002 decreased $18.78 million or 36.61% compared to the prior year's first six months.

         The provision for loan losses is determined by management's periodic evaluation of our loan quality and growth, loss experience and current economic conditions. Based on these factors, we increased our provision for loan losses to $2.80 million in second quarter 2002, a $1.30 million increase over the provision in the same period in 2001. For the first six months of 2002, we increased our provision for loan losses to $6.75 million, a $3.75 million increase over the provision in the same period in 2001. At June 30, 2002, the allowance for loan losses is $42.72 million, which represented 2.34% of total loans and 156.42% of non-performing assets. At December 31, 2001, the allowance for loan losses was $42.20 million, which represented 2.27% of total loans and 146.58% of non-performing assets. Our net charge-offs were $830,000 and $6.24 million during the second quarter and first six months of 2002, respectively, as compared to $1.07 million and $2.62 million during the comparable periods of 2001.

         In the quarter ended June 30, 2002, non-interest income increased $1.02 million or 11.95% over non-interest income in the same period of 2001, primarily as the result of increased service charges on deposit accounts. Non-interest expense increased $2.76 million or 13.95% in second quarter 2002 over non-interest expense in second quarter 2001. This increase is partially attributable to our write-down of a minority ownership interest in a non-banking, non-public financial services company. Non-interest income increased $2.59 million or 16.09% in the first six months of 2002 as compared to the first six months of 2001, again largely as the result of increased service charges on deposit accounts. The increase in service charges primarily resulted from a new deposit product enhancement implemented in mid-year 2001. Non-interest expense increased $5.06 million or 13.15% in the first six months of 2002 over those incurred in the first six months of 2001, largely as the result of the second quarter 2002 equity investment write-down and increased employee compensation and benefit expense.

         Income before income taxes increased by $1.23 million or 11.81% to $11.64 million in second quarter 2002, compared to second quarter 2001. Income before income taxes increased by $2.63 million or 13.14% to $22.61 million in the first six months of 2002, compared to the first six months of 2001. Our effective rate for the three-month and six-month periods of 2002 were 22.35% and 21.26% respectively.

         Financial Position. Total assets increased to $2.79 billion at June 30, 2002, an increase of $58.12 million or 2.13% over the $2.73 billion at December 31, 2001. This increase is reflected primarily in our increased investment securities portfolio, which was offset by a minor decrease in our loan portfolio.

         Loans decreased by $28.29 million or 1.52% to $1.83 billion at June 30, 2002, as compared to loans as of December 31, 2001. This decrease was primarily the result of our securitization of approximately $35 million of residential mortgage loans into an investment security which is included in our investment portfolio, in second quarter 2002. At June 30, 2002, loans held for sale amounted to $1.99 million.

         Investment securities are our secondary use of funds. Investment securities increased $98.06 million or 14.89% to $756.65 million at June 30, 2002, as compared to our investment securities at December 31, 2001. The increase is primarily due to our purchases of mortgage-backed and other investment securities as well as the securitization of approximately $35 million of our residential mortgage loans into an investment security.

         Deposits are our primary source of funds. Total deposits of $2.07 billion at June 30, 2002 decreased slightly from deposits at December 31, 2001. Interest bearing deposits increased from $1.73 billion as of December 31, 2001 to $1.74 billion at June 30, 2002, while non-interest bearing deposits decreased from $344.97 million as of December 31, 2001 to $330.24 million at June 30, 2002.

         In addition to deposits, earning assets are funded to some extent through purchased funds and borrowings. These include securities sold under repurchase agreements, federal funds purchased, short-term borrowings, long-term debt obligations and subordinated debentures outstanding in connection with currently outstanding trust preferred securities. These funds totaled $474.24 million at June 30, 2002, and $428.43 million at December 31, 2001. The increase of $45.81 million or 10.69% resulted from an increase on long-term debt of $57.37 million, offset partially by a decrease of securities sold under repurchase agreements and federal funds purchased of $12.01 million.

         Shareholders' equity increased to $208.83 million at June 30, 2002, a $13.15 million or 6.7% increase over shareholders' equity at December 31, 2001. This increase was due to an increase in the accumulated comprehensive income and the retention of current year earnings offset. Cash dividends paid during the first six months of 2002 increased by $587,000 or 7.22% to $8.73 million, compared to cash dividends paid during the same period in 2001. Earnings retained during the first six months of 2002 were 50.90% compared to 47.90% during the first six months of 2001. At June 30, 2002, our Tier 1 leverage ratio, Tier 1 and total risk-based capital ratios were 8.05%, 10.74% and 12.02%, respectively. We are classified as "well capitalized" as are our two subsidiary banks.

         Credit Quality. Our credit quality is reflected by the annualized ratio of net charge-offs to total loans of .68% for the first six months of 2002, compared to .31% for calendar year 2001, and the ratio of non-performing assets to total assets of .98% at June 30, 2002, as compared to 1.06% at December 31, 2001.

         Non-performing assets, including non-accrual loans, loans 90 days past due, restructured loans and other real estate owned, were $27.31 million at June 30, 2002, compared to $28.80 million at December 31, 2001. Of these amounts, non-accrual loans were $20.98 million and $15.99 million at June 30, 2002 and December 31, 2001, respectively. The increase in non-accrual loans is due primarily to two large commercial real estate relationships which we are trying to work out. Loans 90 days past due and still accruing interest were $467,000 and $11.79 million at June 30, 2002 and December 31, 2001, respectively. The decrease in loans 90 days past due is due primarily to the shift of two loans from 90 days past due to non-accrual. Other real estate owned was $5.86 million and $1.01 million at June 30, 2002 and December 31, 2001, respectively. The increase in real estate owned is due to one large commercial real estate relationship, which we foreclosed on during the first quarter of 2002. We had no restructured loans at June 30, 2002 or December 31, 2001.

         The allowance for loan losses to total non-performing assets was 156.42% and 146.58% at June 30, 2002 and December 31, 2001, respectively. We have no significant exposure to energy and agricultural-related loans.

                                 CAPITALIZATION

         The following table sets forth our indebtedness and capitalization at June 30, 2002 on an actual basis and as adjusted for the offering and the redemption of our existing trust preferred securities, assuming no exercise of the underwriters' over-allotment option. These data should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.


                                                                                          June 30, 2002
                                                                             ---------------------------------------
                                                                                                          As Adjusted
                                                                                                             for
                                                                                Actual     As Adjusted    Redemption
                                                                             ---------------------------------------
                                                                                      (Dollars in thousands)
Indebtedness:

    Securities sold under repurchase agreement and federal
        funds purchased                                                      $ 226,720      $ 226,720      $ 226,720
    Short-term borrowings                                                        9,931          9,931          9,931
    Long-term borrowings                                                       197,339        197,339        197,339
                                                                             ---------------------------------------
        Total indebtedness                                                     433,990        433,990        433,990
                                                                             ---------------------------------------

Guaranteed preferred beneficial interest in subordinated debt - 9% trust preferred securities of NPB Capital
    Trust due June 30, 2027                                                     40,250         40,250              -

Guaranteed preferred beneficial interest in subordinated
    debt - ___% trust preferred securities of NPB Capital
    Trust II due September 30, 2032                                                  -         55,000         55,000

Shareholders' Equity

    Preferred stock, no stated par value; authorized 1,000,000
        shares, none issued                                                          -              -              -

    Common stock, no stated par value; authorized 62,500,000
        shares, 19,835,666 issued and outstanding net of
        213,069 shares of treasury stock                                       164,251        164,251        164,251

    Retained earnings (1)                                                       38,428         38,428         38,006

    Accumulated other comprehensive income                                      11,724         11,724         11,724

    Treasury stock, at cost                                                     (5,576)        (5,576)        (5,576)

                                                                             ---------------------------------------
    Total shareholders' equity                                                 208,827        208,827        208,405
                                                                             ---------------------------------------

Total capitalization                                                         $ 683,067      $ 738,067      $ 697,395
                                                                             =======================================

         (1) The "As Adjusted for Redemption" column reflects the impact of National Penn Bancshares, Inc. recording unamortized financing charges to retained earnings, net of tax, for the early redemption of National Penn Bancshares, Inc.'s existing trust preferred securities in the amount of $422,000.



                              ACCOUNTING TREATMENT

         The trust will be treated, for financial reporting purposes, as our finance subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate line item in our consolidated balance sheet under the caption "Guaranteed preferred beneficial interests in the Company's subordinated debentures," or other similar caption. In addition, appropriate disclosures about the preferred securities, the guarantee and the debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the preferred securities in our consolidated statements of income.

         Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the audited consolidated financial statements stating that:

         o   the trust is our wholly-owned finance subsidiary;

         o the sole assets of the trust are the debentures, specifying the debentures' outstanding principal amount, interest rate and maturity date;

         o our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities; and

         o the ability of our banking subsidiaries to pay dividends or extend credit to us is subject to legal and regulatory limitations.

         Under the SEC's accounting rules, we are not required to include separate financial statements of the trust in this prospectus because we will own all of the trust's voting securities, the trust has no independent operations and we will guarantee the payments on the preferred securities to the extent described in the prospectus.

                            DESCRIPTION OF THE TRUST

         The trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us as the depositor and the trustees named in the trust agreement. A certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

         The following discussion contains a description of the material terms of the trust agreement governing the trust and is subject to, and is qualified in its entirety by reference to, the amended and restated trust agreement and the Trust Indenture Act. We urge prospective investors to read the form of amended and restated trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

         The holders of the preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding preferred securities of the trust, which have certain prior rights over the other securities of the trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

         The trust exists exclusively for the purposes of:

     o   issuing and selling the preferred securities to the public for cash;

     o issuing and selling its common securities to us in exchange for our capitalization of the trust;

     o investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

     o engaging in other activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to securities holders, furnishing notices and other administrative tasks.

     The trust will not have any independent business operations or any assets, revenues or cash flows other than those related to the issuance of the debentures and the administration of the trust securities.

     The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

     Pursuant to the trust agreement, the number of trustees of the trust will initially be four. Two of the trustees will be persons who are employees or officers of or who are affiliated with us. They are the administrative trustees. The third trustee will be an entity that maintains its principal place of business in the State of Delaware. It will serve as the Delaware trustee. Initially, Christiana Bank & Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fourth trustee, called the property trustee, will also initially be Christiana Bank & Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also, for purposes of compliance with the Trust Indenture Act, Christiana Bank & Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. See "Description of the Debentures" beginning on page __ and "Description of the Guarantee" beginning on page __. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

         The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest-bearing "payment account" established with Christiana Bank & Trust Company to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities. We will pay all fees and expenses related to the trust and the offering of the preferred securities, including the fees and expenses of the trustees.


                     DESCRIPTION OF THE PREFERRED SECURITIES

         The preferred securities will be issued pursuant to the trust agreement. For more information about the trust agreement, see "Description of the Trust" beginning on page __. Christiana Bank & Trust Company will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

         The following discussion contains a description of the material provisions of the preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and the Trust Indenture Act. We urge prospective investors to read the form of amended and restated trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

         The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of 2,200,000 preferred securities to be sold to the public and 68,041 common securities which we will acquire. If the underwriters exercise the over-allotment option, the trust agreement authorizes the administrative trustees, on behalf of the trust, to issue an additional 330,000 preferred securities to the public and 10,206 common securities to us. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or to incur any indebtedness.

         The preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default under the indenture with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "--Subordination of Common Securities" beginning on page __.

         The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent described under "Description of the Guarantee" beginning on page __. The guarantee does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

Distributions

         Source of Distributions. The funds of the trust available for distribution to the holders of the preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

         Payment of Distributions. Distributions on the preferred securities will be payable at the annual rate of ___% of the $25 stated liquidation amount per preferred security, payable quarterly on March 31, June 30, September 30 and

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

December 31 of each year, to the holders of the preferred securities on the relevant record dates. So long as the preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be September 30, 2002.

         Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day," we mean any day other than a Saturday, a Sunday, a day on which banking institutions in Wilmington, Delaware are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

         Extension Period. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond September 30, 2032 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts at the annual rate of ___%, compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

During an extension period, we may not:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock other than the payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

         o make, or allow any of our direct or indirect subsidiaries to make, any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with, or junior to, the debentures;

         o make, or allow any of our direct or indirect subsidiaries to make, any guarantee payments with respect to any guarantee by us of any debt securities if the guarantee ranks equally with, or junior to, the debentures, other than payments under the guarantee; or

         o redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

     After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

     We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the debentures.

Redemption or Exchange

         General. Subject to any required regulatory approval, we will have the right to redeem the debentures:

         o   in whole or in part at any time on or after September 30, 2007;

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


         o at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

         o at any time, to the extent of any preferred securities we repurchase, plus a proportionate amount of the common securities we hold.

         Mandatory Redemption. Upon our repayment or redemption, in whole or in part, of any debentures, whether on September 30, 2032 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.

         Distribution of Debentures in Exchange for Preferred Securities. Upon the receipt of any required regulatory approval, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "--Liquidation Distribution Upon Termination" beginning on page ___.

     After the liquidation date fixed for any distribution of debentures in exchange for preferred securities:

         o   those trust securities will no longer be deemed to be outstanding;

         o certificates representing debentures in a principal amount equal to the liquidation amount of those preferred securities will be issued in exchange for the preferred securities certificates;

         o we will use our best efforts to have the debentures designated for inclusion in the Nasdaq National Market or listed on a national securities exchange;

         o any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those preferred securities, accruing interest at the rate provided for in the debentures from the last distribution date on the preferred securities; and

         o all rights of the trust security holders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

         We cannot assure you that the market prices for the preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the preferred securities.

         Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and additional interest may be payable on the debentures. See "Description of the Debentures--Redemption" on page __ .

         "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

         o interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

         o the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

         o the trust is, or will be within 90 days after the date of the opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

         "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

         "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the preferred securities as Tier 1 capital for purposes of any applicable capital adequacy guidelines, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

         For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

         Redemption of Debentures in Exchange for Preferred Securities We Repurchase. Upon receipt of any required regulatory approval, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any preferred securities we may have repurchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for redemption of a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures.

         The common securities we surrender will be in the same proportion to the preferred securities we surrender as is the ratio of common securities purchased by us to the preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange for the trust securities will be canceled.

Redemption Procedures

         Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

         If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the owners of the trust securities. See "Book-Entry Issuance" beginning on page __ . If the preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

         If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment will be made on the immediately preceding business day.

         If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee" beginning on page __ .

         Payment of the redemption price on the preferred securities and any distribution of debentures to holders of preferred securities will be made to the applicable record holders as they appear on the register for the preferred securities on the relevant record date. As long as the preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

         If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25 or any integral multiple of $25 of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. If the redemption relates only to preferred securities purchased by us and being exchanged for a like kind amount of debentures, then our preferred securities will be the ones selected for redemption.

         Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding preferred securities.

Subordination of Common Securities

         Payment of distributions on, and the redemption price of, the preferred securities and common securities of the trust will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the preferred securities then due and payable.

         If any event of default under the trust agreement resulting from an event of default under the indenture occurs and continues, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of

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

default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

         We will have the right at any time to dissolve, wind-up or terminate the trust and cause the debentures to be distributed to the holders of the preferred securities. This right is subject, however, to our receiving any required regulatory approval.

         In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

         o   our bankruptcy, dissolution or liquidation;

         o the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

         o redemption of all of the preferred securities as described on page __ under "--Redemption or Exchange--Mandatory Redemption;" or

         o   the entry of a court order for the dissolution of the trust.

         With the exception of a redemption as described on page __ under "--Redemption or Exchange--Mandatory Redemption," if an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

         o in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

         o with an interest rate identical to the distribution rate on the trust securities; and

         o with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

         If the property trustee determines that the distribution of debentures is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities. See "--Subordination of Common Securities" on page
__ .

         Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the preferred securities. See "Federal Income Tax Consequences--Receipt of Debentures or Cash Upon Liquidation of the Trust" on page __ for more information regarding a taxable distribution.

         If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the debentures. If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the preferred securities in

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

liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures. See "Description of the Debentures--General" beginning on page __ .

Liquidation Value

         The amount of the liquidation distribution payable on the preferred securities if the trust is liquidated is $25 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount. See "--Liquidation Distribution upon Termination" beginning on page __

Events of Default; Notice

         Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

         o the occurrence of an event of default under the indenture, as described under "Description of the Debentures--Debenture Events of Default" on page __ ;

         o a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

         o a default by the trust in the payment of the redemption price of any of the trust securities when it becomes due and payable;

         o a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two clauses of this section, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

         o the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

         Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. The administrative trustees and we are required to file annually with the property trustee a certificate as to whether or not they or we are in compliance with all the conditions and covenants applicable to them or us under the trust agreement.

         If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon termination of the trust. See "--Subordination of Common Securities" on page __ and "--Liquidation Distribution Upon Termination" beginning on page __ . The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

Removal of the Trustees

         Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities generally have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the owner of the common securities. No resignation or removal of a trustee and no

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

appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

         Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case, these persons or entities will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

         Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

         The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be deemed to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate or be replaced by another trust if the following conditions are met:

         o the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities, or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, referred to as "successor securities," so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

         o we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

         o the successor securities are included, listed or traded or will be included, listed or traded in or on any national securities exchange or other organization in or on which the preferred securities are then listed, if any;

         o the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences or privileges of the holders of the preferred securities, including any successor securities, in any material respect;

         o the successor entity has a purpose substantially identical to that of the trust;

         o prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences or privileges of the holders of the preferred securities, including any successor securities, in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

         o we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

         Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the preferred securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

         Except as described below and under "Description of the Guarantee--Amendments" on page ___ and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights.

         The trust agreement may be amended from time to time by us, as owner of the common securities, and the trustees, without the consent of the holders of the preferred securities, in the following circumstances:

         o   with respect to acceptance of appointment by a successor trustee;

         o to cure any ambiguity, to correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

         o to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

         With the consent of the holders of a majority in aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

         As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

         o direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

         o   waive any past default that is waivable under the indenture;

         o exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

         o consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

         The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will continue to be classified as a grantor trust and will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

         Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote to be given to each holder of record of trust securities.

         No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel its preferred securities in accordance with the trust agreement.

         Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any affiliate of ours or of any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

         The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York, referred to below as DTC, or its nominee. A global preferred security is a security representing preferred securities of more than one beneficial owner. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities. See "Book-Entry Issuance" beginning on page __ .

         No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

         o DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

         o we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

         o there shall have occurred and be continuing an event of default under the indenture.

         Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

         Unless and until it is exchanged in whole or in part for the individual preferred securities represented thereby, a global preferred security may not be transferred, except as a whole, by DTC to a nominee of DTC, by a nominee of DTC

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

to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

         Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" beginning on page ____.

         Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

         So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any preferred securities in definitive form and will not be considered the holders of the preferred securities under the trust agreement.

         None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants. See "Book-Entry Issuance" beginning on page ____.

Payment and Paying Agency

         Payments in respect of the preferred securities will be made to DTC, which will credit the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments will be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

         The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

         The property trustee undertakes to perform only the duties set forth in the trust agreement. If an event of default occurs and continues, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us.

         If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

         The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

         o the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

         o the trust will be classified as a grantor trust and not as an association taxable as a corporation for federal income tax purposes; and

         o the debentures will be treated as our indebtedness for federal income tax purposes.

         In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement that we and the administrative trustees determine to be necessary or desirable for these purposes.

         The administrative trustees may assist in including or listing the preferred securities in the Nasdaq National Market or on a national securities exchange.

         Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

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


                               BOOK-ENTRY ISSUANCE

General

         DTC will act as securities depositary for the preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of preferred securities. Except as described below, the preferred securities will be issued only as registered securities in the name of Cede & Co., as DTC's nominee. One or more global preferred securities will be issued for the preferred securities and will be deposited with DTC.

         DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each actual purchaser of each preferred security is in turn to be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in preferred securities, except if use of the book-entry-only system for the preferred securities is discontinued.

         DTC will have no knowledge of the actual beneficial owners of the preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

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


         Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date.

Distribution of Funds

         The property trustee will make distribution payments on the preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositaries and Termination of Book-Entry System

         DTC may discontinue providing its services with respect to any of the preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC or a successor depositary. After an event of default under the indenture, the holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the preferred securities will be printed and delivered.


                          DESCRIPTION OF THE DEBENTURES

         Concurrently with the issuance of the preferred securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and Christiana Bank & Trust Company as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

         The following discussion contains a description of the material provisions of the debentures and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

         The debentures will be limited in aggregate principal amount to $55,000,000, or $63,250,000 if the underwriters' over-allotment option is exercised in full. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the annual rate of ___% of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2002 to the person in whose name each debenture is registered at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

         The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the

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

immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of ___%, compounded quarterly.

         The debentures will mature on September 30 2032, the stated maturity date. We may shorten this date once at any time to any date on or after September 30, 2007, subject to any required regulatory approval.

         We will give notice to the indenture trustee and the holders of the debentures no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the trust until on or after September 30, 2007, except if (a) a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms are defined on page __, has occurred or (b) we repurchase preferred securities in the market, in which case we can elect to redeem debentures specifically in exchange for a like amount of preferred securities owned by us plus a proportionate amount of common securities.

         The debentures will be unsecured and will rank junior to any future senior and subordinated debt. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, including depositors, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt, except in limited circumstances. See "--Subordination" beginning on page __ and "--Miscellaneous" on page __.

         The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

Option to Extend Interest Payment Period

         As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of ___%, compounded quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Federal Income Tax Consequences" beginning on page
__.

         During an extension period, we may not:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock, other than payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

         o make, or allow any of our subsidiaries to make, any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debentures;

         o make, or allow any of our subsidiaries to make, any guarantee payments with respect to any guarantee by us of any debt securities if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee relating to the preferred securities; or

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


         o redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

         Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

         We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the Nasdaq National Market, or other applicable self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date. If the property trustee is not the only registered holder of the debentures, then this notice must also be given to the holders of the debentures.

         Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

Additional Sums to be Paid as a Result of Additional Taxes

         If the trust or the property trustee is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the debentures any amounts that may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust and the property trustee would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

Redemption

         Subject to any required regulatory approval, we may redeem the debentures prior to maturity:

         o on or after September 30, 2007, in whole at any time or in part from time to time;

         o in whole at any time within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event.

         In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures.

         We may also redeem the debentures prior to maturity at any time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold. See "Description of the Preferred
Securities-Redemption or Exchange-Redemption of Debentures in exchange for Preferred Securities We Purchase" on page ____.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

         The debentures will not be subject to any sinking fund.

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


Distribution Upon Liquidation

         As described beginning on page __ under "Description of the Preferred Securities--Liquidation Distribution Upon Termination," under certain circumstances and upon the receipt of any required regulatory approval, the debentures may be distributed to the holders of the preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this distribution occurs, we will use our best efforts to include the debentures in the Nasdaq National Market or list them on a national securities exchange or national quotation system on which the preferred securities are then included or listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of preferred securities.

Restrictions on Payments

         We are restricted from making certain payments, as described below, if we have chosen to defer payment of interest on the debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

     If any of these events occur, we will not:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock, or allow any of our direct or indirect subsidiaries to do the same with respect to their capital stock other than payment of dividends or distributions to us or to any of our direct or indirect subsidiaries;

         o make, or allow any of our subsidiaries to make, any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures;

         o make, or allow any of our subsidiaries to make, any guarantee payments with respect to any guarantee by us of any debt securities if the guarantee ranks equally with or junior to the debentures, other than payments under the guarantee relating to the preferred securities; or

         o redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

Subordination

         The debentures are subordinated and junior in right of payment to any future senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

         If the maturity of any debentures is accelerated and our senior and subordinated debt is also accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

         No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

         The term "debt" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

         o   every obligation of the person for money borrowed;

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


         o every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

         o every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

         o every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

         o   every capital lease obligation of the person; and

         o every obligation of the type referred to in the first five clauses above of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt, whether incurred on or prior to the date of the indenture or incurred after that date. However, senior debt will not be deemed to include:

         o any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt that is equal with, or subordinated to, the debentures;

         o any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

         o   any debt to any of our employees;

         o any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

         o any debt of ours under debt securities, and guarantees in respect of these debt securities, initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities that are intended to qualify for "Tier 1" capital treatment; and

         o   debt that constitutes subordinated debt.

         The term "subordinated debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:

         o any of our debt that when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

         o   any debt to any of our employees;

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


         o any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

         o   debt that constitutes senior debt.

         We expect from time to time to incur additional indebtedness, and there is no limitation under the indenture on the amount we may incur. As of June 30, 2002, our outstanding indebtedness was $11.81 million other than the existing 9% junior subordinated debentures stated to mature on June 30, 2027.

Payment and Paying Agents

         Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

         Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on December 31 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

         The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. We may at any time designate additional transfer agents with respect to the debentures.

         If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

         We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes that do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

         o   extend the maturity date of the debentures;

         o reduce the principal amount or the rate or extend the time of payment of interest; or

         o reduce the percentage of principal amount of debentures required to amend the indenture.

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

         As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.

Debenture Events of Default

         The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

         o our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

         o our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

         o our failure to observe or perform any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

         o our bankruptcy, insolvency or similar reorganizations in bankruptcy or dissolution of the trust, except for certain transactions specifically permitted by the trust agreement.

         The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee as long as the holders of a majority in liquidation amount of the preferred securities have consented to the waiver of default. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures that has become due solely by the acceleration.

         So long as the property trustee is the holder of the debentures, if an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

         We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Preferred Securities

         If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

         The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement. See "Description of the Preferred Securities--Events of Default; Notice" beginning on page __.

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


Consolidation, Merger, Sale of Assets and Other Transactions

         We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

         o if we consolidate with or merge into another entity or convey or transfer our properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and the successor entity expressly assumes by supplemental indenture our obligations on the debentures, and the ultimate parent entity of the successor entity expressly assumes our obligations under the guarantee, to the extent the preferred securities are then outstanding;

         o immediately after the transaction, no event of default under the indenture, and no event that, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

         o   other conditions as prescribed in the indenture are met.

         Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See "Description of the Preferred Securities--Mergers, Consolidations, Amalgamations or Replacements of the Trust" beginning on page __.

Satisfaction and Discharge

         The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

         o   have become due and payable; or

         o will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due on the stated maturity or redemption date, as the case may be.

         We may still be required to provide officers' certificates and opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

         The indenture and the debentures will be governed by and construed in accordance with Pennsylvania law.

Information Concerning the Indenture Trustee

         The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities that might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

         We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

         o to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

         o not to voluntarily terminate, wind up or liquidate the trust without any required regulatory approval;

         o to use our reasonable efforts to cause the trust (a) to remain a business trust and to avoid involuntary termination, winding up or liquidation, except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes;

         o to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures;

         o to use our best efforts to maintain the eligibility of the preferred securities for inclusion, quotation or listing in the Nasdaq National Market or on any national securities exchange or other organization for as long as the preferred securities are outstanding; and

         o not to issue or incur, directly or indirectly, additional trust preferred securities that are senior in right of payment to the preferred securities.


                          DESCRIPTION OF THE GUARANTEE

         The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Christiana Bank & Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the preferred securities.

         The following discussion contains a description of the material provisions of the guarantee and is subject to, and is qualified in its entirety by reference to, the guarantee agreement and the Trust Indenture Act. We urge prospective investors to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

         We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments, as defined below, to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

         The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

         o any accumulated and unpaid distributions required to be paid on the preferred securities;

         o with respect to any preferred securities called for redemption, the redemption price; and

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

         o upon a voluntary or involuntary dissolution, winding up or termination of the trust, other than in connection with the distribution of debentures to the holders of preferred securities in exchange for preferred securities, the lesser of:

             (a) the amount of the liquidation distribution; and

             (b) the amount of assets of the trust remaining available for distribution to the holders of preferred securities in liquidation of the trust.

         We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

         The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

Status of the Guarantee

         The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to any future senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently and, except in certain circumstances, neither the indenture nor the trust agreement limits the amounts of senior and subordinated debt that we may incur.

         The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

         The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, including depositors, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

Amendments

         Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" beginning on page __.

Events of Default; Remedies

         An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. If the guarantee trustee obtains actual knowledge that an event of default has occurred and is continuing, the guarantee trustee must enforce the guarantee for the benefit of the holders of the preferred securities. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee.

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


         Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

         We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

Termination of the Guarantee

         The guarantee will terminate and be of no further force and effect upon:

         o   full payment of the redemption price of the preferred securities;

         o   full payment of the amounts payable upon liquidation of the trust;
             or

         o distribution of the debentures to the holders of the preferred securities.

         If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

         The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

Expense Agreement

         We will, pursuant to the agreement as to expenses and liabilities entered into by us and the trust, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

Governing Law

         The guarantee will be governed by Pennsylvania law.


  RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

         We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities.

         If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

Sufficiency of Payments

         As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

         o the aggregate principal amount of the debentures will be equal to the sum of the stated liquidation amount of the trust securities;

         o the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

         o we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

         o the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Enforcement Rights of Holders of Preferred Securities

         A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

         The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from the trust, or from us under the guarantee agreement, if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Termination

         Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination" beginning on page __.

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

         Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.


                         FEDERAL INCOME TAX CONSEQUENCES

General

         The following discussion of the material United States federal income tax considerations that may be relevant to the purchasers of preferred securities, insofar as the discussion relates to matters of law and legal conclusions, represents the opinion of Ellsworth, Carlton, Mixell & Waldman, P.C., counsel to National Penn Bancshares, Inc. and the trust.

         The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described below.

         No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of preferred securities. Moreover, the discussion generally focuses on holders of preferred securities who are individual citizens or residents of the United States and trusts and estates whose federal taxable income is taxed in the same manner as individual citizens or residents of the United States, and who acquire preferred securities on their original issue at their initial offering price and hold preferred securities as capital assets. The discussion has only limited application to dealers in securities, corporations, partnerships, or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of preferred securities with regard to the particular tax consequences specific to that investor, which may vary for investors indifferent tax situations, and not addressed in this discussion.

Classification of the Debentures

         Ellsworth, Carlton, Mixell & Waldman, P.C. is of the opinion that the debentures will be classified for federal income tax purposes as our indebtedness under current law, and, by acceptance of a preferred security, you, as a holder, covenant to treat the debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service ("IRS") or, if challenged, that it will be successful. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as indebtedness of National Penn Bancshares, Inc.

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

Classification of the Trust

         Under current law and assuming full compliance with the terms of the trust agreement and indenture, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, you, as an owner of preferred securities will be treated as owning an undivided beneficial interest in the debentures, and you will be required to include in your gross income any interest with respect to the debentures at the time such interest is accrued or is received, in accordance with your method of accounting. If the debentures were determined to be subject to the original issue discount ("OID") rules, you, as a holder would instead be required to include in your gross income any OID accrued with respect to your allocable share of the debentures whether or not cash was actually distributed to you.

Interest Payment Period and Original Issue Discount

         Under applicable Treasury regulations, debt instruments such as the debentures, which are issued at face value will not be considered issued with OID, even if their issuer can defer payments of interest, if the likelihood of any deferral is remote. Assuming the accuracy of our conclusion as set forth below that the likelihood of exercising our option to defer payments is remote, the debentures will not be treated as issued with OID. Accordingly, except as set forth below, stated interest on the debentures generally will be included in your income as ordinary income at the time it is paid or accrued in accordance with your regular method of accounting.

         A debt instrument will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote. This is in part because we have regularly paid dividends on our common stock and intend to continue to do so, and we would be unable to continue paying these dividends, which could adversely affect the market for our common stock, if we deferred our payments under the debentures.

         If the likelihood that we would exercise the option to defer any payment of interest was determined not to be "remote" then the debentures would be treated as issued with OID at the time of issuance. However, so long as payments of interest are timely made, the difference will be minimal since actual payments of interest will approximate OID inclusions.

         If we actually exercise our option to defer the payment of interest, the debentures would be treated as issued with OID at the time of such exercise and all stated interest would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of your taxable interest income in respect of the debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of your method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. The amount of such includible OID under this scenario would be significant. Consequently, you, as a holder of preferred securities would be required to include such OID in gross income even though we would not make any actual cash payments during an extension period.

         The Treasury regulations referred to above have not been interpreted by any court decisions or addressed in any ruling or other pronouncements of the IRS, and it is possible that the IRS could take a position contrary to the conclusions herein.

         Because income on the preferred securities will constitute interest, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

Market Discount and Acquisition Premium

         Holders of preferred securities other than a holder who purchased the preferred securities upon original issuance or who purchased for a price other than the first price at which a substantial amount of the preferred securities were sold for money other than to a bond house, broker or other person acting as an underwriter, placement agent or wholesaler may be considered to have acquired their undivided interests in the debentures with "market discount" or "acquisition premium" as these phrases are defined for federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the preferred securities.

Receipt of Debentures or Cash Upon Liquidation of the Trust

         Under the circumstances described under "Description of the Preferred Securities--Redemption or Exchange" and "Liquidation Distribution Upon Termination," the debentures may be distributed to holders of preferred securities upon a liquidation of the trust. Under current federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the preferred securities immediately before the distribution. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the preferred securities. If, however, an event occurs that results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the preferred securities. Under certain circumstances described herein, the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their preferred securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed preferred securities, and, for federal income tax purposes, a holder should therefore recognize gain or loss as if the holder sold the preferred securities for cash.

Disposition of Preferred Securities

         A holder that sells preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the preferred securities and the holder's adjusted tax basis in the preferred securities. A holder's adjusted tax basis in the preferred securities generally will be its initial purchase price increased by OID, if any, previously includable in the holder's gross income to the date of disposition, and decreased by payments, if any, received on the preferred securities in respect of OID to the date of disposition. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the preferred securities have been held for more than one year at the time of sale.

         A holder that disposes of its preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Effect of Possible Changes in Tax Laws

         Congress has considered certain proposed tax law changes in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations if the debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the term was in excess of 20 years. Although these proposed tax law changes have not been enacted into law, there can be no assurance that tax law changes will not be reintroduced into future legislation that, if enacted after the date hereof, may adversely affect the federal income tax deductibility of interest payable on the debentures. The IRS may also challenge the deductibility of interest paid on the debentures, which, if such challenge were litigated resulting in the IRS's position being sustained, would trigger a Tax Event and possibly a redemption of the preferred securities. Accordingly, there can be no assurance that a Tax Event will not occur. A Tax Event would permit us, upon receipt of any required regulatory approvals, to cause a redemption of the preferred securities before, as well as after, September 30, 2007.

Backup Withholding and Information Reporting

         Interest paid, or, if applicable, OID accrued, on the preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the IRS on Forms 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax (30% for calendar year 2002) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

         The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon the particular situation of a holder of preferred securities. Holders of preferred securities should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws and particularly with regard to the tax consequences that vary for investors indifferent tax situations.


                              ERISA CONSIDERATIONS

         Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), or Section 4975 of the Internal Revenue Code, generally may purchase preferred securities, subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan. However, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of preferred securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. As a result, plans with respect to which we or any of our affiliates is a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption.

         Under certain conditions, the assets of the trust may be considered "plan assets" for purposes of ERISA. In that case, even if we and/or any of our affiliates were not considered a "party-in-interest" or "disqualified person" prior to the plan's purchase of preferred securities, we and our affiliates will become "parties-in-interest" and "disqualified persons" with respect to plans that purchased preferred securities and all transactions and exercises of discretion with respect to the trust assets are subject to the prohibited transaction rules of ERISA and the Code.

         In order to avoid the prohibited transactions described above, each investing plan, by purchasing the preferred securities, will be deemed to have represented and warranted that its purchase and holding of preferred securities is not prohibited by either Section 406 of ERISA or Section 4975 of the Code or is exempt from any such prohibited transaction, to have directed the trust to invest in the debentures, and to have appointed the property trustee.

         Plan fiduciaries should also consider whether the purchase of preferred securities could result in a delegation of fiduciary authority to the property trustee, and if so, whether such delegation of authority is permissible under the plan's governing instrument or any investment management agreement of the plan. In making such a determination, plan fiduciaries should note that the property trustee is a U.S. bank qualified to be an investment manager, within the meaning of Section 3(38) of ERISA, to which a delegation of authority is generally permissible under ERISA, provided that the property trustee acknowledges in writing that it is a fiduciary with respect to such plan.

         Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt transactions, it is important that fiduciaries or other persons considering purchasing the preferred securities on behalf of or with "plan assets" of any plan consult with its ERISA counsel regarding the potential consequences if the assets of the trust were deemed to be "plan assets" and the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption.

         The sale of preferred securities is in no respect a representation by the trust, us, the property trustee, the underwriters or any other person associated with the sale of the preferred securities that such securities meet all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such securities are otherwise appropriate for plans generally or any particular plan.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement among us, the trust, Janney Montgomery Scott LLC and Advest, Inc., Janney Montgomery Scott LLC and Advest, Inc. have severally agreed to purchase from the trust, and the trust has agreed to sell to them, the number of preferred securities listed below opposite their names.

                                               Number of
Underwriters                              Preferred Securities
------------                              --------------------


Janney Montgomery Scott LLC...........

Advest, Inc...........................

Total.................................
                                           ================

         Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the preferred securities, if any are taken. In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including the authorization and the validity of the preferred securities, and to other conditions contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

         The underwriters propose to offer the preferred securities, in part, directly to the public at the public offering price set forth on the cover page of this prospectus, and, in part, to certain securities dealers (who may include the underwriters) at this price, less a concession not in excess of $___ per preferred security. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $___ per preferred security to certain brokers and dealers.

         The trust has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 330,000 additional preferred securities at the same price per preferred security as set forth in the table below. If the underwriters purchase any of the additional preferred securities under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion allocated to them in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities being offered.

         If the underwriters exercise their option to purchase additional preferred securities, the trust will issue and sell to us additional common securities, and we will issue and sell to the trust, debentures in an aggregate principal amount equal to the total aggregate liquidation amount of the additional preferred securities being purchased under the option and the additional common securities sold to us.

         The table below shows the price and proceeds on a per preferred security and aggregate basis. The proceeds to be received by the trust, as shown in the table below, do not reflect estimated expenses payable by us. See "Use of Proceeds" on page __ .

                                                                                          Total With Exercise of
                                Per Preferred Security       Total                        Over-allotment Option
                                ----------------------       -----                        ---------------------
Public offering price           $25.00                       $55,000,000                  $63,250,000
Proceeds, before expenses, to   $25.00                       $55,000,000                  $63,250,000
the trust
Underwriting commission
Net proceeds to the trust

         Because the trust will use all the proceeds of the sale of the preferred securities to purchase the debentures of National Penn Bancshares, Inc., the underwriting agreement provides that National Penn Bancshares, Inc. will pay as compensation to the underwriters for the commitment described in the Underwriting Agreement, an amount in immediately available funds of $____ per preferred security, of $____ in the aggregate, for the accounts of the several underwriters.

         We have agreed that we will not, for a period of thirty (30) days from the date of this prospectus, directly or indirectly, offer, sell, offer to sell or otherwise dispose of any preferred securities, any other beneficial interest in the assets of the trust, or any preferred securities or other securities of the trust or of ours that are substantially similar to the preferred securities, except for the preferred securities offered in connection with this offering and the redemption of the existing trust preferred securities or with the written consent of the underwriters.

         The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities. After the preferred securities are released for sale to the public, the underwriters may, from time to time, change the offering price and other selling terms.

         We and the trust have agreed to indemnify the underwriters against several liabilities, including liabilities under the Securities Act of 1933.

         We have applied to have the preferred securities included in the Nasdaq National Market under the symbol "NPBCO," and trading is expected to commence on or prior to delivery of the preferred securities. The underwriters have advised the trust that they presently intend to make a market in the preferred securities after the commencement of trading on the Nasdaq National Market. However, because there has been no public market for the preferred securities before this offering, we cannot assure you as to the liquidity of the preferred securities, that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations between the underwriters and us, and the offering price of the preferred securities may not be indicative of the market price following the offering. The underwriters will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.

         The underwriters may engage in stabilizing and syndicate covering transactions, which may include, without limitation, bids or purchases for the purpose of pegging, fixing or maintaining the price of the preferred securities, in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Rule 104 permits stabilizing bids to purchase a security so long as bids do not exceed a specified maximum. Syndicate covering transactions involve purchase of preferred securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the preferred securities to be higher than it would otherwise be in the absence of such transactions. The underwriters may or may not engage in such transactions, in their discretion, and, if such transactions are commenced, they may be discontinued without notice.

         The underwriters may also engage in passive market making pursuant to Rule 103 of Regulation M under the Securities Exchange Act of 1934. In passive market making, market makers in the preferred securities who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the preferred securities until the time, if any, at which a stabilizing bid is made.

         If the underwriters create a short position in the preferred securities in connection with the offering, for example, if they sell more preferred securities than are set forth on the cover page of this prospectus supplement, the underwriters may reduce the short position by purchasing preferred securities in the open market.

         The underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the preferred securities, they may reclaim the amount of the selling concession from the selling group members who sold those preferred securities as part of the offering.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

         The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected in the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

         Because the National Association of Securities Dealers, Inc. may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.

         Certain of the underwriters and their affiliates have performed and may perform in the future, from time to time, investment banking and other services for us in the ordinary course of business and have received and may receive customary fees from us for their services.


                                  LEGAL MATTERS

         Certain legal matters, including matters relating to federal income tax considerations, for National Penn Bancshares, Inc. and the trust will be passed upon by Ellsworth, Carlton, Mixell & Waldman, P.C., counsel to National Penn Bancshares, Inc. and the trust. Certain matters of Delaware law relating to issuance of the preferred securities and creation of the trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to National Penn Bancshares, Inc. Certain legal matters will be passed upon for the underwriters by Drinker Biddle & Reath LLP. Ellsworth, Carlton, Mixell & Waldman, P.C. and Drinker Biddle & Reath LLP will rely on the opinion of Richards, Layton & Finger as to certain matters of Delaware law.


                         WHERE YOU CAN FIND INFORMATION

         This prospectus is a part of a Registration Statement on Form S-3 filed by us and the trust with the SEC under the Securities Act, with respect to the preferred securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

         We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

         The trust is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934. As long as we and the trust comply with current SEC rules, it is not expected that the trust will file separate reports under the Exchange Act.

         Each holder of the trust securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 appearing in our annual report on Form 10-K for the year ended December 31, 2001, which are incorporated by reference in this prospectus and have been audited by Grant Thornton LLP, independent auditors, whose report is incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.


                       DOCUMENTS INCORPORATED BY REFERENCE

         We "incorporate by reference" into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on March 27, 2002, our Quarterly Reports on Form 10-Q filed with the SEC on May 10, 2002 and July 30, 2002, and our Current Reports on Form 8-K filed with the SEC on April 8, 2002, April 29, 2002, June 27, 2002 and July 16, 2002.

         We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered in this prospectus are sold.

         You may request, and we will provide, a copy of these filings at no cost by contacting Sandra L. Spayd, Corporate Secretary, at the following address and phone number:

                         National Penn Bancshares, Inc.
                        Philadelphia and Reading Avenues
                          Boyertown, Pennsylvania 19512
                                 (610) 369-6291

=====================================================


                 TABLE OF CONTENTS


                                            Page
                                            ----
Prospectus Summary..........................
Selected Consolidated Financial Data........
Risk Factors................................
Special Note Regarding Forward-Looking
   Statements...............................
Use of Proceeds.............................
Recent Developments.........................
Capitalization..............................
Accounting Treatment........................
Description of the Trust....................
Description of the Preferred Securities.....
Book-Entry Issuance.........................
Description of the Debentures...............
Description of the Guarantee................
Relationship Among the Preferred Securi-
   ties, the Debentures and the Guarantee...
Federal Income Tax Consequences.............
ERISA Considerations........................
Underwriting................................
Legal Matters...............................
Where You Can Find Information..............
Experts.....................................
Documents Incorporated by Reference.........
                 ____________________

o        You should only rely on the information
         contained or incorporated by reference in this prospectus. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

o We are not, and our underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

o        You should assume that the information
         appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

o This prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any securities other than the securities to which it relates.


=====================================================



=====================================================


                      $55,000,000

         [National Penn Bancshares, Inc. Logo]

           2,200,000 ____% Cumulative Trust
                 Preferred Securities

                 NPB Capital Trust II

    (Liquidation Amount $25 per Preferred Security)

        Fully, irrevocably and unconditionally
     guaranteed by National Penn Bancshares, Inc.
             on a subordinated basis, as
             described in this prospectus.

                  __________________

                   August __ , 2002
                 _____________________



              Janney Montgomery Scott LLC

                     Advest, Inc.



=====================================================

================================================================================

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution
         -------------------------------------------

      The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by National Penn Bancshares, Inc. in connection with the sale of the Securities being registered.

     SEC registration fee.......................................$  5,819.00
     NASD filing fee............................................$         *
     Nasdaq National Market listing fee.........................$         *
     Legal fees and expenses of Registrant's counsel............$         *
     EDGAR expenses.............................................$         *
     Accounting fees and expenses...............................$         *
     Printing and engraving expenses............................$         *
     Trustee fees and expenses..................................$         *
     Blue Sky fees and expenses.................................$         *
     Miscellaneous..............................................$         *
                                                                -----------
            Total...............................................$
                                                                ===========
__________________________
* To be provided by amendment.


ITEM 15. Indemnification of Directors and Officers
         -----------------------------------------

      Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in these capacities for any action taken or any failure to act, provided such individuals have met their applicable standard of care. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless
(1) the director has breached or failed to perform the duties of office as a director, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

      The bylaws of National Penn Bancshares, Inc. provide for (1) indemnification of its directors, officers, employees and agents and of its subsidiaries, and (2) the elimination of a director's liability for monetary damages, to the full extent permitted by Pennsylvania law.

      Directors and officers are also insured against certain liabilities by an insurance policy obtained by National Penn Bancshares, Inc.


ITEM 16. Exhibits
         --------

      An Exhibit Index appears on page II-6 of this Registration Statement.

ITEM 17. Undertakings
         ------------

      The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of such Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrants hereby undertake to provide the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of National Penn Bancshares, Inc. pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrants hereby undertake that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
                                   ----------

      Pursuant to the requirements of the Securities Act of 1933, National Penn Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Boyertown, Commonwealth of Pennsylvania, on this 30th day of July, 2002.

                                                  NATIONAL PENN BANCSHARES, INC.
                                                  (Co-Registrant)


                                                  By   /s/Wayne R. Weidner
                                                       -------------------------
                                                       Wayne R. Weidner,
                                                       Chairman, President and
                                                       Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

       Signature                      Title
       ---------                      -----


  /s/Gary L. Rhoads           Treasurer (Principal              July 30, 2002
-------------------------     Financial and
Gary L. Rhoads                Accounting Officer)



  /s/John H. Body             Director                          July 30, 2002
-------------------------
John H. Body


                              Director
-------------------------
J. Ralph Borneman, Jr.


  /s/Frederick H. Gaige       Director                          July 30, 2002
-------------------------
Frederick H. Gaige


  /s/John W. Jacobs           Director                          July 30, 2002
-------------------------
John W. Jacobs


  /s/Lawrence T. Jilk, Jr.    Director                          July 30, 2002
-------------------------
Lawrence T. Jilk, Jr.


  /s/Frederick P. Krott       Director                          July 30, 2002
-------------------------
Frederick P. Krott


  /s/Patricia L. Langiotti    Director                          July 30, 2002
-------------------------
Patricia L. Langiotti

  /s/Kenneth A. Longacre      Director                          July 30, 2002
-------------------------
Kenneth A. Longacre


  /s/Glenn E. Moyer           Director                          July 30, 2002
-------------------------
Glenn E. Moyer


  /s/Robert E. Rigg           Director                          July 30, 2002
-------------------------
Robert E. Rigg


  /s/C. Robert Roth           Director                          July 30, 2002
-------------------------
C. Robert Roth


  /s/Wayne R. Weidner         Director, Chairman,               July 30, 2002
-------------------------     President and Chief
Wayne R. Weidner              Executive Officer
                              (Principal Executive
                              Officer)

      Pursuant to the requirements of the Securities Act of 1933, NPB Capital Trust II has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Boyertown, Commonwealth of Pennsylvania, on this 30th day of July, 2002.

                                                NPB Capital Trust II
                                                (Co-Registrant)



                                       By  /s/Sandra L. Spayd
                                           ----------------------------------
                                                Sandra L. Spayd,
                                                Trustee



                                       By/ /s/Gary L. Rhoads
                                           ----------------------------------
                                                Gary L. Rhoads,
                                                Trustee

                                  Exhibit Index
                                  -------------

Exhibit Number                    Description
--------------                    -----------

1.1                 Form of Underwriting Agreement, to be filed by amendment.

4.1                 Trust Agreement, filed herewith.

4.2 Form of Amended and Restated Trust Agreement, to be filed by amendment.

4.3 Form of Preferred Securities Certificate of NPB Capital Trust II, to be included in Exhibit 4.2.

4.4 Form of Subordinated Debenture Indenture, to be filed by amendment.

4.5                 Form of Subordinated Debenture, to be included in Exhibit
                    4.4.

4.6 Form of Preferred Securities Guarantee, to be filed by amendment.

5.1 Opinion of Ellsworth, Carlton, Mixell & Waldman, P.C., to be filed by amendment.

5.2 Opinion of Richards, Layton & Finger, P.A., to be filed by amendment.

8.1 Tax opinion of Ellsworth, Carlton, Mixell & Waldman, P.C., to be filed by amendment.

12.1                Statement of computation of ratios, filed herewith.

23.1                Consent of Grant Thornton LLP, filed herewith.

23.2 Consent of Ellsworth, Carlton, Mixell & Waldman, P.C., to be included in Exhibits 5.1 and 8.1.

23.3 Consent of Richards, Layton & Finger, P.A., to be included in Exhibit 5.2.

24.1 Powers of attorney of certain directors and officers of National Penn Bancshares, Inc., filed herewith.

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Christiana Bank & Trust Company as property trustee and Delaware trustee under the Amended and Restated Trust Agreement for NPB Capital Trust II, to be filed by amendment.

25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Christiana Bank & Trust Company, as indenture trustee under the Indenture for ___% Subordinated Debentures due September 30, 2032 of National Penn Bancshares, Inc., to be filed by amendment

25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Christiana Bank & Trust Company, as guarantee trustee under the Preferred Securities Guarantee Agreement relating to NPB Capital Trust II, to be filed by amendment.